Exhibit 10.31

Vivakor, Inc.
Attn: Matt Nicosia
433 West Lawndale,

South Salt Lake,  UT 84115

TEMPORARY ACCESS LICENSE AGREEMENT

THIS TEMPORARY ACCESSS LICENSE AGREEMENT (“Agreement”) is made and entered into as of this 23rd day of June, 2021, by and between TAR SANDS HOLDINGS II, LLC, a Utah limited liability company (“TSHII”), and VIVAKOR, INC., a Nevada corporation (“Licensee”). TSHII and Licensee are sometimes referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, TSHII is the owner of the Asphalt Ridge 2 Mine Site located in Uintah County, Utah and subject to Large Mining Operation Permit No. M/047/0032 issued by the Utah Division of Oil, Gas and Mining on lands including the area to be licensed for temporary operations by Licensee and more particularly described on Exhibit A attached hereto (the “License Area”).

WHEREAS, TSHII and Licensee previously entered into an agreement regarding Licensee’s potential purchase of the Asphalt Ridge 2 Mine Site (the “Option Agreement”).

WHEREAS, the Option Agreement expired by its terms on January 7, 2021.

WHEREAS, Licensee desires to continue to conduct temporary due diligence operations on the License Area, within the boundaries of the Exploratory Permit issued to Licensee by the Utah Division of Oil, Gas and Mining, without interfering with mining operations under TSHII’s LMO M/047/0032, which overlaps the License Area.

WHEREAS, the Parties acknowledge that in the course of conducting temporary operations within the License Area, Licensee is required to have the proper county and state permits.

WHEREAS, subject to governmental approval, TSHII is willing to grant a temporary license to Licensee and authorize and give its consent to allow Licensee to conduct temporary operations (the “Temporary Operations”) on the License Area under the existing permits at the License Area further defined herein as Permits, subject to and in conformance with the terms and conditions of the Permits and this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of ten dollars ($10.00) (the “License Payment”), the terms and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.               AUTHORIZATION:

(a)             Subject to governmental approval and the terms and conditions of the Option Agreement, TSHII hereby issues to Licensee and its authorized agents, representatives, employees, and contractors (collectively, “Licensee”), a temporary, revocable license to conduct temporary due diligence operations at the License Area and issues to Licensee a temporary, revocable license for access to the License Area for the purpose of conducting the Temporary Operations. The license, authorization and consent is given subject to the terms and provisions of this Agreement and subject to the conditions, restrictions and requirements regarding the License (as that term is defined in the Option Agreement) contained in Section 11 of the Option Agreement.

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(b)             Licensee accepts the License Area and all aspects thereof in “AS IS,” “WHERE IS” condition, without warranties, either express or implied, “WITH ALL FAULTS,” including but not limited to both latent and patent defects, and the existence of hazardous materials, if any.

2.               TERM: The initial term of this temporary due diligence license shall be 60 days (“Initial Term”). After the expiration of the Initial Term, the license shall be on a month-to-month basis and may be terminated by TSHII with 14 days notice. Licensee shall bear all of its own costs and expenses associated with its due diligence and Temporary Operations under this License. Within 14 days upon notice by TSHII, Licensee shall suspend operations, and shall, within sixty (60) days of such notice, shall remove Licensee’s equipment and reclaim, restore, and repair any portion of the License Area disturbed by Licensee as may be required in accordance with Section 4(c) below and to the reasonable satisfaction of TSHII. In the event Licensee has a pending order that it is in the process of filling at the time of the termination notice, Licensee shall be entitled to process material for the sole purpose of fulfilling the existing order up to thirty (30) days after notice. However, in any event, Licensee shall remove all of its equipment from the Property within sixty (60) days.

3.               PERMITS: Licensee, subject to governmental approval, shall operate during the period of this License under, and in compliance with, the terms and conditions of the following permits held by TSHII (collectively “Permits”):

(a)             The UPDES Multi-Sector General Permit for Storm Water Discharges associated with industrial activity, Coverage No. UTR000861;

(b)             2014 Storm Water Pollution Prevention Plan;

(c)             Air Quality Permit Approval Order DAQE-AN0117160001-08 and Fugitive Dust Central Plan;

(d)             The Utah Division of Water Quality (“DWQ”) Groundwater Discharge Permit-by-Rule (subject to the terms of DWQ letter dated September 9, 2013), and

(e)             A certain Conditional Use Permit dated April 21, 2009, subject to the terms and conditions set forth by in that certain decision by the Uintah County Commission Approving Conditional Use Permit dated April 6, 2009.

4.               USE REQUIREMENTS: Temporary Operations shall be conducted in conformance with the following requirements:

(a)             Prior to commencing Temporary Operations, Licensee shall provide TSHII with written confirmation that the governmental authorities who have granted the Permits to TSHII will allow Licensee to conduct Temporary Operations under TSHII’s Permits. Temporary Operations will not commence without the prior written approval of TSHII. Licensee further agrees to provide TSHII written confirmation of the date of commencement of Temporary Operations.

(b)             Licensee shall diligently conduct the Temporary Operations with due care, and in accordance with the Permit terms and laws applicable to said Permits, and in accordance with sound, engineering and mining practices customary for such operations, and shall at all times own, operate, maintain, inspect, protect, repair, remove and replace the Temporary Operations in such a manner so as to not interrupt, interfere with or otherwise impair, in any way, TSHII’s constant, continuous and uninterrupted use of the License Area, LMO No. M/047/0032, the Permits and/or its ability to mine, operate, maintain, inspect, protect, and repair the License Area.

(c)             Prior to termination of the Agreement, the Licensee shall restore the License Area, as required by the Exploratory Permit, including but not limited to such restoration, as near as is reasonably possible, to its condition prior to the utilization of the License Area and leave the same free and clear of all processed tailings, debris and materials. Furthermore, Licensee shall bear all responsibility for compliance with the terms of the Exploratory Permit, the reclamation of the disturbance Licensee’s Temporary Operations create and shall post a bond or other security with the Utah Division of Oil Gas and Mining in connection with its securing an Exploratory Permit. Licensee shall pay any and all incremental reclamation bond and other fees assessed by DOGM for any additional reclamation that may result from Licensee’s activities on the Property. Licensee’s activities will be performed on a mutually agreed portion of the Property and will not interfere with any other portion of the Property (including, but not limited to, the Refinery Property) or Assets in any way.

(d)             No processed tailing trash, waste, or other offensive material, soil, or landfill, will be placed or left within the License.

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(e)             In the course of its Temporary Operations associated with the License Area, Licensee covenants that it shall not use, employ, deposit, store, dispose of, place or otherwise allow to come in or on the License Area any hazardous substance, hazardous waste, pollutant or contaminant, including, but not limited to, those defined in or pursuant to 42 U.S.C. § 9601, et seq. or Utah Code Ann, Title 19.

(f)              Licensee shall not conduct any activity in the License Area that will result in any changes in the general topography of the land situated within the License Area, including, but not limited to, changes resulting from mining, excavation, movement or removal of oil sands or processed materials.

(g)             No permanent structure shall be authorized to be placed in or on the License Area.

(h)             No supervision or advisory control, if any, exercised by TSHII or others on its behalf hereunder, shall relieve Licensee of any duty or responsibility or Permit condition with regard to the Temporary Operations by Licensee.

(i)              Licensee agrees to fully and timely pay all subcontractors and other persons and entities who or which perform work on or at the Property for or under Licensee or for or under any of Licensee's contractors, agents, or representatives, and further agrees not to permit any mechanics, materialmens, or other liens (collectively, "Liens") of any kind to be recorded against or with respect to the Property. In connection with the foregoing, Licensee shall be required to fully and finally resolve or bond any such Liens within thirty (30) days of such Liens being recorded, with appropriate documentation being recorded and filed evidencing the removal, cancellation and/ or bonding of such Liens.

(j)              Licensee shall at its own cost and expense, and during Term of this License, maintain and carry insurance in full force and effect which includes, but is not limited to: (i) commercial general liability insurance at coverage levels reasonably acceptable to TSHII but in no event less than $2,000,000 per occurrence, and (ii) workers' compensation insurance as required by Utah state law. The liability insurance obtained by Licensee under this Section shall: (A) be primary and non-contributing; (B) provide "occurrence" based coverage; and (C) not have a deductible or self-insured retention amount in excess of $5,000.00. All liability insurance policies shall: (I) name TSHII as an additional insured, and (II) provide that TSHII shall receive at least 30 days' written notice prior to cancellation of or change in coverage. Upon TSHII's request, Licensee shall promptly provide TSHII with certificates of insurance or other evidence reasonably satisfactory to TSHII of such insurance coverage. Licensee shall maintain all insurance required under this Agreement with companies duly authorized to issue insurance policies in the State of Utah and holding a Financial Strength Rating of "A" or better, and a Financial Size Category of "VIII" or larger, based on the most recent published ratings of the A.M. Best Company.

(k)             Licensee shall maintain accurate records of the amount of tar sands material processed by Licensee and shall provide monthly records to TSHII. In addition to the License Payment, Licensee shall pay to TSHII an amount equal to Two Dollars ($2.00) per ton of tar sands material processed by Licensee, with the applicable payments being made within ten (10) days after the last day of each calendar month during the License Term; provided, however, that all of the tar sands which Licensee purchases and acquires from TSHII (x) must be solely used by Licensee in connection with Licensee's activities and/ or Licensee's normal business operations and (y) may only be sold to third parties after undergoing Licensee's proprietary extraction process, it being understood and agreed that Licensee shall not sell, convey or otherwise transfer the raw or unprocessed tar sands materials (without having undergone Licensee's proprietary process) to any third party.

(l)       Licensee acknowledges that TSHII has entered into an agreement with another party for the sale of TSHII interests or assets and that such party is conducting due diligence and work at the TSHII mine site within the License Area. Licensee agrees not to disturb or harass such other party in its due diligence efforts or other operations at the mine site and TSHII shall likewise require that Licensee is not disturbed or harassed during its Temporary Operations. In the event the other party does not purchase the property, Licensee shall have the right to make a non-binding offer to purchase the Property in accordance with the purchase terms set forth in the Option Agreement within six months of the termination of this License.

5.               RESERVATION OF RIGHTS: Nothing herein shall be constructed to change, qualify, restrict or limit, in any way, TSHII’s title to or interest in the License Area or TSHII’s right to own, operate, maintain, repair and replace the License Area, or to use the License Area, for any and all purposes as TSHII, in its sole discretion, sees fit.

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6.               REIMBURSEMENT OF COSTS AND EXPENSES: Licensee shall promptly reimburse TSHII for any and all expenses reasonably incurred by TSHII in connection with or arising out of its activities associated with the License Area pursuant to this Agreement, if any, including, without limitation, payment of Permit fees, bonding obligations or penalties arising from the Temporary Operations. Payment shall be due and payable by Licensee to TSHII within ten (10) days from the date of receipt of any invoice therefore from TSHII.

7.               INDEMNIFICATION: Licensee shall indemnify, hold harmless and defend TSHII, its officers, directors, employees, agents and representatives, from and against any and all losses, expenses, costs, Permit penalties, fines, reclamation, remediation or compliance costs, damages and liabilities imposed or claimed to be imposed upon TSHII, its officers, directors, employees, agents and representatives, for bodily injuries including death, or for damage to property, real or personal, sustained by any person, including, without limitation, employees of Licensee, employees of TSHII or third parties, or for environment liabilities (excluding any environmental liability to the extent it was or is the responsibility of TSHII or any third parties irrespective of Licensee’s action), and whether such bodily injuries, death or damage to property arise or are claimed to arise in whole or in part out of negligence or any other grounds for legal liability (including violation of any duty imposed by statute, ordinance or regulation), which result from, arise solely out of or are otherwise solely attributable to Licensee’s operation within the License Area or use of TSHII Permits; provided, however, that this indemnification shall not extend to any losses, expenses, costs, permit penalties, claims, actions, demands, damages and liabilities to the extent that they are caused by, result from or are otherwise attributable to the negligence or willful misconduct of TSHII, its officers, directors, employees, agents and representatives, or any third parties, or to the extent they are caused by Licensee’s actions approved by TSHII. Such indemnification shall survive termination of this License for a period of two (2) years.

8.               INSURANCE: Licensee, by self-insurance or otherwise, hereby agrees to insure its Temporary Operations, equipment and its interest against claims for personal injury, bodily injury, death, and property damage occurring on, in or about the License Area. Licensee agrees to secure general liability insurance covering its activities in such amounts and coverages as TSHII shall reasonably request, and naming TSHII as an additional insured. Licensee also agrees to ensure that its contractors shall have appropriate insurance coverage, and that Licensee, and its contractors and subcontractors, maintain, to the extent necessary workers compensation coverage, appropriate and required licensing, etc.

9.               AMENDMENT: This Agreement cannot be extended, terminated, modified or amended except by written agreement signed by each of the Parties.

10.            INTEGRATION: This Agreement including its exhibits constitutes the entire understanding and agreement by and among the Parties hereto, and supersedes all prior agreements, representations or understandings by and among them, whether written or oral, pertaining to the subject matter hereof.

11.            SEVERABILITY: If any provision of this Agreement is, to any extent, declared by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement will not be affected thereby, and each provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

12.            ATTORNEY’S FEES: In the event this Agreement or any provision hereof shall be enforced by an attorney retained by either Party hereto, whether by suit or otherwise, all costs incurred including court costs and reasonable attorney’s fees, and including all fees and costs incurred upon appeal or in bankruptcy court, shall be paid by the Party who breaches or defaults hereunder.

13.            WARRANTY OF AUTHORITY: The individuals executing this Agreement on behalf of the Parties hereby warrant that they have the requisite authority to execute this Agreement on behalf of the respective Parties and that the respective Parties have agreed to be and are bound hereby.

14.            NO DEDICATION: The provisions hereof are not intended to, and do not, constitute a dedication for public use and the rights and licenses herein created are private.

15.            COUNTERPARTS: This Agreement may be executed in any number of counterparts, each of which will be an original but all of which will constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties hereto have caused these presents to be executed by their respective officers on the date first above written.

TSHII:

TAR SANDS HOLDINGS II, LLC,
a Utah limited liability company

BY: /s/ Kevin Baugh
ITS: Manager
NAME: Kevin Baugh

LICENSEE:

VIVAKOR, INC., a Nevada Corporation

BY:/s/ Matthew Nicosia
ITS: Chief Executive Officer
NAME: Matthew Nicosia

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Exhibit A

[Description of the License Area]

The License Area includes that area located in Uintah County, Utah within the permit boundaries of TSHII’s Large Mining Operation permit no. M/047/0032, on file with the Utah Division of Oil, Gas and Mining, as that area is more particularly described below, including those areas where mining has occurred and the immediately adjacent areas and as may be more particularly described in an Exploratory Permit issued by the Division of Oil Gas and Mining to Licensee.

Township 4 South, Range 21 E, SLM

Section 30: W1/2SE1/4, SE1/4SE1/4; less that portion of the SE1/4SE1/4 of said Section 30, more particularly described as follows:

BEGINNING at a point which is on the East line of said Section 30, said point is North 02°27’22” West along Section line 333.65 feet from the Southeast corner of said Section 30, thence along East line of said Section North 02°27’22” West 50.00 feet; thence North 81°34’31” West 101.83 feet; thence South 02°27’22” East parallel with and 100.00 feet West of said East line for a distance of 68.73 feet; thence North 87°49’42” East 100.00 feet to the East line of said Section and point of beginning (containing 0.1363 acres, more or less).

TOGETHER with a 40’ access right of way described as follows:

BEGINNING at a point which is on the East line of said Section 30, said point is North 02°27’22” West along Section line 383.65 feet from the Southeast corner of said Section 30, thence continuing along Section line North 02°27’22” West 40.73 feet; thence North 81°34’31” West 101.83 feet; thence South 02°27’22” East 40.73 feet to the Northwest corner of said property; thence along North line of said property South 81°34’31” East 101.83 feet to Section 31: NE1/4NE1/4 (except coal)

Section 31: NE1/4NE1/4,

Section 31: W1/2NE1/4, SE1/4NE1/4